Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 29, 2006 accompanying the consolidated financial statements and schedule included in the Annual Report of Merrimac Industries, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Merrimac Industries, Inc. on Forms S-8 (Registration No. 333-36795, dated September 30, 1997, as amended February 23, 2001, Registration No. 333-36199, dated September 23, 1997, as amended February 23, 2001, Registration No. 33-68862, dated September 15, 1993, as amended February 23, 2001, Registration No. 333-09663, dated August 6, 1996, as amended February 23, 2001, Registration No. 333-63434, dated June 20, 2001, Registration No. 333-63436, dated June 20, 2001 and Registration No. 333-63438, dated June 20, 2001).

/s/ Grant Thornton LLP
Edison, New Jersey March 29, 2006